Exhibit 15.8

PACIFIC INTERNET LIMITED GUIDELINES FOR THE SELECTION OF DIRECTORS (2nd Revised Version)

1.	Introduction

1.1	The Nominating Committee has adopted these guidelines (the “Guidelines”) approved by the Board of Directors (“Board”), to provide guidance on the selection of potential candidates to the Board.

1.2	The Board is mindful that the selection of directors is a dynamic process and hence, save where any requirement is indicated as pursuant to any applicable law, the Guidelines should not be applied strictly but rather regarded as a body of principles to guide the Nominating Committee in the selection process.

2.	Board Structure

2.1	Size of the Board

The Company’s Articles of Association prescribe that the number of directors should not be less than two but are silent on the maximum number of directors. The Board believes that the optimal number of directors on the Board should be between 8 to 10. This takes into account the need for diversity of views and ideas, effectiveness of decision-making and the scope and nature of the operations of the Company. This recommended maximum should be reviewed from time to time by the Nominating Committee in consultation with management and the Board.

2.2	Independence

Pursuant to the NASD Marketplace Rule 4350(c), independent directors are to make up a majority of the Board. An “independent” director is one who meets the “independence” requirements of the Nasdaq National Stock Market (“NASDAQ”), the US Securities and Exchange Commission (“SEC”) and the rules and regulations promulgated thereunder.

2.3	Determination of Independence

Under the NASD Marketplace Rule, it is the responsibility of the Board to make an affirmative determination that, with respect to an independent director, there is no relationship between the director and the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Under the NASD Marketplace Rule 4200(a)(15), for the purposes of determining “independence” (whether for existing directors or potential candidates), any person other than an officer or employee of the Company or its subsidiaries or any other individual having a relation which, in the opinion of the Board, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The following persons shall not be considered independent:
2.3.1	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

2.3.2	a director who accepted or who has a “family member” who accepted any payments from the Company or any parent or subsidiary of the Company in excess of US$60,000.00 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: (i) compensation for board or board committee service; (ii) payments arising solely from investments in the Company’s securities; (iii) compensation paid to a “family member” who is a non-executive employee of the Company or any of its parent or subsidiary; (iv) benefits under a tax-qualified requirement plan, or non-discretionary compensation; or (v) payments from a financial institution in connection with the deposit of funds or the financial institution acting in an agency capacity, provided such payments were (1) made in the ordinary course of business; (2) made on substantially the same terms as those prevailing at the time for comparable transactions with the general public; and (3) not otherwise subject to SEC disclosure requirements or(v) loans permitted under the relevant SEC regulation, provided always that audit committee members are subject to additional, more stringent requirements as set out in the Company’s Audit Committee Charter;

2.3.3	a director who is a “family member” of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer;

2.3.4	a director who is or has a “family member” who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or US$200,000.00, whichever is more, other than (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

2.3.5	a director who is or has a “family member” who is, employed as an executive officer of another entity where any of the executive officers of the Company serve on the compensation committee of such other entity at any time during the past three years; or

2.3.6	a director who is or has a “family member” who is, a current partner of the Company’s outside auditor or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years, where (a) “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption or anyone residing in such person’s home and (b) “executive officer” means an issuer’s president, principal financial officer, principal accounting officer (or, where there is no such accounting officer, the controller), any vice president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

be deemed officers of the issuer if they perform such policy-making functions for the issuer.

Any future changes to the above “independence” requirements by the SEC or subsequent revisions by NASDAQ, the SEC or by way of any other governing laws and regulations shall be deemed incorporated into the Guidelines. The Nominating Committee may issue revised Guidelines reflecting any such changes, as it deems necessary.

It is further noted that on 9 April 2003, the SEC issued specific independence standards relating to Audit Committee members (the “SEC’s Standards Relating to Listed Company Audit Committees”) and directed NASDAQ to implement independence standards not inconsistent with the SEC’s Standards Relating to Listed Company Audit Committees. Accordingly, NASDAQ had on 4 November 2003 approved its independence standards relating to Audit Committee members. The SEC’s Standards Relating to Listed Company Audit Committees, along with NASDAQ’s implementation of the same shall be addressed separately under the Audit Committee Charter.

2.4	Submission of nominations

The Nominating Committee notes that under the final NASDAQ rules, director nominees of the Company must either be selected or recommended for the Board’s selection, either by a majority of the Board’s independent directors or the Company’s Nominating Committee comprised solely of independent directors.

The Board also welcomes recommendations from management and shareholders of the Company. It also recognises the value of shareholder and management representation on the Board. The Board believes that the presence of such Board members balances the need for independence with the concerns of shareholders and management. It further ensures that the views of these stakeholders are expressed and that such views are evaluated objectively and taken into consideration in the best interests of the Company.

Accordingly, any shareholder or member of management may propose any nominee for consideration by the Nominating Committee by submitting the name of such nominee and any supporting information to:

Pacific Internet Limited 89 Science Park Drive #02-05/06 The Rutherford Singapore 118261 Attention: Company Secretary
3.	Criteria for the selection of directors

3.1	Guiding principle

The Board should comprise directors who as a group provide core competencies such as business or management experience, industry knowledge, operational or strategic planning experience, accounting and finance, legal and customer-based

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

experience or knowledge. As far as possible, the Board members’ experience sets and skills should be largely complementary with one another.

The Nominating Committee will examine the experience and skill sets of the Board members on an on-going basis and in consultation with the Board and management, determine which skill sets would add value to the Board of Directors.

3.2	Highest personal and professional ethics

The Board believes it is a vital criterion that a director shall possess the highest personal and professional ethics, integrity and values. He should also express a willingness to represent the best interests of all shareholders and to objectively appraise management performance.

3.3.	Expertise

A director should have broad training and experience at the policy-making level in business, technology, telecommunications or other related industries, and any other expertise or experience that the Nominating Committee, in consultation with the Board and management, determines will contribute towards steering the Company in the prevailing business landscape.

3.4	Commitment to the Company

A director should be familiar with the operations of the Company, and strive to keep up-to-date with the developments in the telecommunications industry and applicable corporate governance requirements in order to serve the long-term interests of the Company’s shareholders.

As such, a director should be willing to devote the required amount of time to carrying out the duties and responsibilities of a director of the Company and be committed to serve on the Board over a period of several years to develop knowledge about the Company’s operations.

3.5	Other commitments

The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations and has not adopted any guidelines limiting such activities save that such activities should not result in a conflict of interest. However, the Nominating Committee will pay particular attention to the nature of and time involved in any director’s services on other boards in evaluating the suitability of any director.

3.6	Conflicts of Interest

The Board acknowledges that conflicts of interests may arise occasionally. On such occasions, the relevant director will be required to disclose that he is in conflict and should volunteer to abstain from any voting on the issue. However, a director should not be involved in activities or have interests that create a significant or continuing conflict of interest with such director’s responsibilities to the Company and its shareholders.

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

3.7	Retirement Age

The Board believes that it is not appropriate to place arbitrary limits on the age of a director in the selection process and the Nominating Committee should rather consider and value the wealth of knowledge that may be attained with experience and age.

Nevertheless, the Nominating Committee shall be mindful of the requirements under the Companies Act (Cap. 50) of Singapore governing the appointment of a director on the Board after he has reached the age of 70 and such other requirements of NASDAQ and SEC pertinent to the age of a director.

3.8	Audit Committee Financial Expert & Audit Expertise

The Board notes that the SEC has mandated that issuer companies disclose whether any member of its Audit Committee is an Audit Committee Financial Expert (as defined by the SEC and as set forth in Annex 1). The Nominating Committee further notes that under the final NASDAQ rules, each issuer company must have at least a member who is financially sophisticated and any person who qualifies as an Audit Committee Financial Expert as prescribed by the SEC rules is presumed to satisfy NASDAQ’s requirement.

The Board will, from time to time, evaluate and determine which Audit Committee member is to be designated the Audit Committee Financial Expert.

In response to concerns about the potential for heightened liability of an Audit Committee member who is designated as an Audit Committee Financial Expert, the SEC is of the view that the disclosure-based requirements are not intended to change the duties, obligations or liability of any Audit Committee member, including the Audit Committee Financial Expert. Accordingly, the Nominating Committee notes that the SEC had under its relevant rule provided a safe harbour from liability for Audit Committee Financial Experts (such safe harbour provisions more particularly set forth in Annex 2).

4.	Term limits & Succession Plan

4.1	Term limits

The Articles of Association of the Company do not prescribe any limit on the term of appointment of any director. While term limits may help to ensure that there are fresh ideas and viewpoints available to the Board of Directors, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations, and therefore provide an increasing contribution to the Board as a whole.

However, the Nominating Committee and the Chairman of the Board will review each director’s continued tenure on the Board at least every three years, or at such other frequency, as the Board deems necessary. This will also allow each director the opportunity to confirm his or her desire to continue as a member of the Board.

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

4.2	Succession

The Nominating Committee will assist in planning and preparing the Board for any succession of chairmanships of the Board and its respective committees.

5.	Review

5.1	The Nominating Committee will review these guidelines periodically and recommend to the Board of Directors such revisions as appropriate to take into account the dynamic nature of the Company’s operations and growth, as well as any developments in corporate governance.
Adopted and approved by the Board on this 25th day of July 2005.

Revision History
•	Original Version approved by the Board of Directors on 9 May 2003.
•	1st Revised Version approved by the Nominating Committee on 8 March 2004.

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

Annex 1
1.	An Audit Committee Financial Expert must possess all of the following 5 attributes:
1.1	an understanding of generally accepted accounting principles and financial statements;

1.2	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

1.3	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

1.4	an understanding of internal controls and procedures for financial reporting; and

1.5	an understanding of audit committee functions.
2.	Such Audit Committee Financial Expert is required to have acquired all of the above attributes from any of the following requisite education and experience:
2.1	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions; or

2.2	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; or

2.3	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

2.4	other relevant experience.

Pacific Internet Ltd
 Nominating Committee
Guidelines for the Selection of Directors

Annex 2
1.	The SEC had in its relevant rule adopted a safe harbour for the benefit of Audit Committee Financial Experts such that:
1.1	a person who is an Audit Committee Financial Expert will not be deemed an “expert” for any purpose, including for purposes of Section 11 of the Securities Act;

1.2	the designation of a person as an Audit Committee Financial Expert pursuant to the new disclosure requirement does not impose on that person any duties, obligations or liabilities greater than those imposed on an Audit Committee member in the absence of such designation; and

1.3	the designation of a person as an Audit Committee Financial Expert pursuant to the new disclosure requirement does not affect the duties, obligations or liability of any other Audit Committee or Board member.